Exhibit 99.1

PRESS RELEASE | No. 1431

Contact:	Kevin Palatnik
EVP & Chief Financial Officer
+1 (408) 764-4110
Kevin.Palatnik@coherent.com

For Immediate Release:

Coherent, Inc. Announces Changes to the Board of Directors

SANTA CLARA, CA., October 1, 2018 — Coherent, Inc. (NASDAQ: COHR) today announced the appointment of Mr. Mike McMullen to the Board of Directors effective as of September 28, 2018.  Mr. McMullen currently serves as the President, Chief Executive Officer and a member of the board of directors of Agilent Technologies, one of the world’s leading life sciences tools and diagnostics companies.  In addition, Coherent announced that Mr. L. William Krause informed the Board that, pursuant to and in accordance with the mandatory age retirement policy of the company’s Governance Guidelines, he would retire from the Board at the end of his current term and not stand for reelection at the next annual meeting of stockholders to be held in 2019.

“Bill has served with distinction ever since he joined the Board in 2009.  He has helped lead Coherent through a very exciting part of its history and has been an instrumental voice in guiding the Board and management to continue to drive stockholder value.  We look forward to his continued perspectives and judgment during this Board term. On behalf of the entire Coherent family—Board, employees and stockholders—we wish Bill nothing but continued success and thank him greatly for his service to our company,” said Garry Rogerson, Coherent’s Chairman of the Board of Directors.  He continued, “We are also very pleased to welcome Mike McMullen to the Board.  Mike’s deep experience at Agilent and, before that, Hewlett Packard, position him to add value and unique perspectives as we continue to build on the company’s historical legacy.”

For additional information regarding Mr. McMullen’s biography and matters related to his appointment, please see the Company’s Form 8-K filed on October 1, 2018.

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Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company’s website at http://www.coherent.com for product and financial updates.

5100 Patrick Henry Dr., Santa Clara, CA 95054  |  (800) 527-3786  |  www.coherent.com